EXHIBIT 99
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                        MEREDITH CORPORATION TO ACQUIRE
                      HARTFORD, CONN., TELEVISION STATION


DES MOINES, IA -- (June 2, 1997) -- Meredith Corporation announced today an agreement to acquire WFSB-TV, the CBS affiliate serving Hartford-New Haven, Conn., in exchange for WCPX-TV, the CBS affiliate serving Orlando, Fla., which is one of the stations Meredith agreed to purchase from First Media Television, L.P. earlier this year. Terms of the agreement to acquire WFSB from Post-Newsweek Stations, Inc., a wholly owned subsidiary of The Washington Post Co., call for an exchange of assets plus a $60 million cash payment to Meredith.

"We are enthusiastic about this opportunity for further expansion of our Broadcasting Group," said Meredith President and CEO William T. Kerr. "As the top-rated station in the 27th largest market, WFSB fits nicely with our stated growth strategy to acquire network affiliated stations in the top 40 markets. It also expands our reach to a growing market in the Northeast region," he said.

The Hartford-New Haven designated market area has the fourth highest household income level and the third highest per capita income level among the top 40 markets in the country. Broadcast industry analysts expect the annual market revenue to grow somewhat above the national average of 5 percent.

Meredith's purchase of the First Media stations included WCPX in Orlando, where Meredith already owns Fox affiliate WOFL-TV. Because Federal Communications Commission (FCC) regulations prohibit one company from owning two TV stations that serve the same viewing area, the acquisition will resolve any ownership conflict for Meredith in Orlando.

Meredith's acquisition of WFSB is expected to close this fall, pending approval from the FCC. The purchase of the other three First Media stations is expected to close this summer. After crediting the $60 million cash payment, the net cost to Meredith for the combined transaction si $375 million, or a multiple of approximately 10 times cash flow. Meredith will finance the acquisition through a combination of cash and debt.

The Post-Newsweek exchange lessens the dilution of earnings per share caused by the First Media acquisition, which was originally estimated at 15 to 17 cents for fiscal 1998 and half that in fiscal 1999. Dilution now is expected to be between 8 and 10 cents per share in year one, about half that in year two and accretive by year three.


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When the acquisitions are complete, the Meredith Broadcasting Group will include 11 stations, reaching nearly 8 percent of the nation's TV households.

Meredith's current Broadcasting Group includes KCTV, CBS, Kansas City; KPHO-TV, CBS, Phoenix; KVVU, Fox, Las Vegas; WNEM, CBS, Flint-Saginaw, Mich.; WOFL, Fox, Orlando; WOGX, Fox, Ocala-Gainesville, Fla.; and WSMV, NBC, Nashville. The First Media acquisition includes KPDX, Fox, Portland, Ore.; KFXO, Fox, Bend, Ore.; and WHNS, Fox, Asheville, N.C.-Greenville, N.C.

Meredith Corporation, headquartered in Des Moines, Iowa, is one of America's leading media and marketing companies. Meredith businesses center on magazine and book publishing, television broadcasting, residential real estate marketing and franchising, and brand licensing.

The Meredith Publishing Group is the country's foremost home and family publisher. The group creates and markets magazines including Better Homes and Gardens, Ladies' Home Journal, Country Home, Country Home Country Gardens, Country America, Midwest Living, Traditional Home, Renovation Style, WOOD, Family Money, American Patchwork & Quilting, Decorative Woodcrafts, Cross Stitch & Needlework, Crafts Showcase, Floral & Nature Crafts, Successful Farming, Mature Outlook, Crayola Kids, Golf for Women, the American Park Network, 42 Special Interest Publications, custom publications through Meredith Custom Publishing, and books titled under Meredith trademarks including the popular Better Homes and Gardens New Cook Book.

The statements in this news release describing the financial impact of the acquisition on the company are forward-looking statements. These statements are based upon information provided by the seller and certain assumptions as to interest rates and the future performance of the stations to be acquired. The actual financial impact of the acquisition could differ materially from the anticipated results. The factors that could cause actual results to differ include lower than expected station operating results; adverse economic conditions in the nation, regionally, and in the markets in which the stations operate; adverse changes in regulations affecting the broadcast industry generally and specified stations; changes in ownership of other stations; delay in the closing of the acquisition and increased rates over the term of the debt obligation.










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